Exhibit 99.1
Item 6. Selected Financial Data
     The information in this section should be read in conjunction with Items 7 and 8 of this Current Report. In January 2010 we closed the Alliance Acquisition, which was comprised of the Alliance Midstream Assets originally acquired by Quicksilver in August 2008. Due to Quicksilver’s control of the Partnership through its ownership of the General Partner at the time of the Alliance Acquisition, the Alliance Acquisition is considered a transfer of net assets between entities under common control. As a result, the Partnership is required to revise its financial statements to include the financial results and operations of the Alliance Midstream Assets. As such, the selected financial data gives retroactive effect to the Alliance Acquisition as if the Partnership owned the Alliance Midstream Assets since August 8, 2008, the date which Quicksilver acquired the Alliance Midstream Assets. The following table includes selected financial data as of and for each of the five years in the period ended December 31, 2009.

	Year Ended December 31,
	2009	2008	2007	2006	2005
Operating Results Data: (1)
(In thousands, except per unit and volume data)
Total revenues	$95,881	$76,084	$35,695	$13,918	$4,868
Total operating expenses	52,473	38,933	22,513	11,340	3,315
Operating income	43,408	37,151	13,182	2,578	1,553
Income before income taxes	34,890	28,725	9,161	2,591	1,553
Net income from continuing operations	34,491	28,472	8,848	2,456	1,553
Loss from discontinued operations	(1,992)	(2,330)	(592)	(35)	—
Net income	32,499	26,142	8,256	2,421	1,553

Diluted earnings per unit:
From continuing operations per unit	$1.25	$1.03	$0.22	n/a	n/a
Net earnings per unit	$1.18	$0.95	$0.20	n/a	n/a
Cash distributions per unit (2)	$1.52	$1.39	$0.47	n/a	n/a

Net cash provided by (used in):
Operating activities	$68,949	$52,572	$14,949	$6,445	$2,304
Investing activities	(54,818)	(148,079)	(73,797)	(78,360)	(43,707)
Financing activities	(13,688)	94,685	57,176	74,712	41,403

Volumes gathered (MMcf)	93,955	70,617	34,284	14,263	3,561
Volumes processed (MMcf)	54,386	56,225	30,802	13,496	3,561

Adjusted gross margin (3) (5) (6)	$64,237	$50,282	$20,884	$5,506	$2,167
EBITDA (4) (5) (6)	64,238	50,293	21,120	5,519	2,167

Financial Condition Information: (1)
Property, plant and equipment, net	$482,497	$441,863	$254,555	$128,456	$53,783
Total assets	487,624	502,606	278,410	134,623	53,783
Long-term debt	125,400	174,900	5,000	—	—
Other long-term obligations (7)	62,162	123,928	118,306	503	29
Partners’ capital	284,837	115,208	110,200	118,652	48,949

(1)	Financial information has been revised to include the results of the Alliance Midstream Assets and to reflect the retroactive presentation of revenues, expenses, assets and liabilities of a gas gathering system in Hill County, Texas, which we refer to as the HCDS, as discontinued operations for 2009 and prior periods.

(2)	Reported amounts include the fourth quarter distribution on all common units paid in the first quarter of the subsequent year.

(3)	Defined as total revenues less operations and maintenance expense and general and administrative expense. Additional information regarding Adjusted Gross Margin, including a reconciliation of Adjusted Gross Margin to Net Income as determined in accordance with GAAP, is included in “Results of Operations” in Item 7 of this Current Report.

(4)	Defined as net income plus income tax provision, interest expense, and depreciation and accretion expense. Additional information regarding EBITDA, including a reconciliation of EBITDA to Net Income as determined in accordance with GAAP, is included in “Results of Operations” in Item 7 of this Current Report.

(5)	For 2006, adjusted gross margin and EBITDA of $5.5 million less $3.1 million in depreciation and accretion expense equals reported net income of $2.4 million.

(6)	For 2005, adjusted gross margin and EBITDA of $2.2 million less $0.6 million in depreciation and accretion expense equals reported net income of $1.6 million.

(7)	Other long-term obligations include the subordinated note payable to Quicksilver, repurchase obligations to Quicksilver and asset retirement obligations.

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